ADVANCED SERIES TRUST

AST Defensive Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 1st day of March, 2013 between Prudential Investments LLC, a New York limited liability company (PI), and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), a Maryland corporation (AST, and together with PI, the Co-Managers), and Quantitative Management Associates LLC, a New Jersey limited liability company (QMA or the Subadviser).

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust) (the Trust), a Massachusetts business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the Parties agree as follows:

1.                  To the extent set forth on Schedule A hereto as amended from time to time, the Subadviser is hereby retained to render Management Services (as defined in paragraph (a) of this Section 1) or Additional Services (as defined in paragraph (b) of this Section 1), or both, with respect to the Trust’s portfolio, in accordance with the following provisions:

(a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust (the Board), the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers (the Allocated Assets), including the purchase, retention and disposition of the Allocated Assets (such services hereinafter referred to as the “Management Services”), and subject to the following understandings:

(i)                 The Subadviser shall provide supervision of the Allocated Assets, and shall determine from time to time what securities, futures contracts, or investments will be purchased, retained, sold or loaned by the Trust with respect to the Allocated Assets, and what portion of the Allocated Assets will be invested or held uninvested as cash.

(ii)               The Subadviser shall provide the Management Services in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”).

(iii)             The Subadviser shall determine the securities, futures contracts and other investments to be purchased or sold with respect to the Allocated Assets, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker, dealer or futures commission merchant affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust’s Prospectus or as the Board may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Subadviser (or the Co-Managers pursuant to the Management Agreement) shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Subadviser (or the Co-Managers under the Management Agreement) and other accounts as to which it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts, or investments to be sold or purchased. In such event, allocation of the securities, futures contracts, or investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv)             The Subadviser or an affiliate shall provide the Trust’s Custodian on each business day with information relating to all transactions concerning the Allocated Assets, and the Subadviser or an affiliate shall provide the Co-Managers with such information upon request of the Co-Managers.

(v)               The Subadviser acknowledges that it is responsible for: (A) evaluating whether market quotations are readily available for the Allocated Assets that it manages and whether those market quotations are reasonable for purposes of valuing such securities, futures contracts, or investments and determining the Trust’s net asset value per share and (B) promptly notifying the Co-Managers upon becoming aware of the occurrence of any significant event with respect to any portion of the Allocated Assets that it manages in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities, futures contracts, or investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities, futures contracts, or investments being valued.

(b)               Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall provide such additional advisory services as agreed to between the Co-Managers and the Subadviser, including but not limited to asset allocation advice and the establishment, operation, and maintenance of one or more quantitative asset allocation models, the application of which may result in the purchase and sale of the Allocated Assets, (such services hereinafter referred to as the “Additional Services”), and subject to the following understandings:

(i)                 The Subadviser shall provide the Additional Services in accordance with the Trust’s investment objectives, policies and restrictions as stated in its Prospectus.

(ii)               The Subadviser or an affiliate shall provide PI or, if requested in writing by PI, the Trust’s Custodian, on each business day with any required information relating to the Additional Services. With respect to information so furnished by the Subadviser to the Trust’s Custodian at the request of PI, the Subadviser or an affiliate shall provide the Co-Managers with such information upon request of the Co-Managers.

(c)                In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust’s valuation procedures as provided to it by the Co-Managers (the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board, cooperate with the Co-Managers’ (or their designees’) personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, Section 817(h) of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, assist the Co-Managers in the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Co-Managers shall provide the Subadviser timely with copies of any updated Trust Documents.

(d)               The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities, futures contracts, or investments.

(e)                The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(f)                The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender (or provide copies at the Co-Managers option) promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(g)               The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Co-Managers understand and agree that to the extent the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(h)               The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act. The Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities, futures contracts, or investments for the Trust’s portfolio or any other transactions of Trust assets involving the Subadviser

(i)                 In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable state and federal regulations.

(j)                 The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures, as the Co-Managers may reasonably request.

(k)               The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the Allocated Assets in accordance with the Subadviser’s proxy voting policy, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(l)                 The Subadviser represents and warrants that it is registered with the Commission as an investment adviser in accordance with the requirements of the Advisers Act and covenants to maintain all registrations and qualifications required to perform the investment advisory services for the Trust as contemplated under this Agreement.

2.                  The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding the Allocated Assets, cash requirements and cash available for investment, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3.                  For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to in writing by the Subadviser, shall not cause a reduction in the amount of the payment to that Subadviser by the Co-Managers.

4.                  The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers’ willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5.                  This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

6.                  Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, New Jersey 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, New Jersey 07102-4077, Attention: Secretary; and (3) to QMA at Gateway Center Two, 100 Mulberry Street, Newark, New Jersey 07102, Attention: Secretary (with a copy to QMA’s Chief Legal Officer).

7.                  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.                  During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Co-Managers also agree to furnish the Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser’s written request, and to implement those changes in the next regularly scheduled production of those materials. All such prospectuses, proxy statements, reports to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

9.                  This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10.              This Agreement shall be governed by the laws of the State of New York.

11.              Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By: /s/ Scott Hayward

Name: Scott Hayward
Title: Chief Executive Officer

SCHEDULE A

ADVANCED SERIES TRUST

AST Defensive Asset Allocation Portfolio

1. Management Services and Additional Services. As compensation for the Management Services and Additional Services provided by the Subadviser with respect to the AST Defensive Asset Allocation Portfolio, the Co-Managers will pay the Subadviser an advisory fee on the net asset value of the entire AST Defensive Asset Allocation Portfolio that is equal, on an annualized basis, to the following:

Advisory Fee
0.15% of average daily net assets invested in derivative instruments; 0.04% of average daily net assets excluding derivative instruments

2. Management Services. As compensation for Management Services provided by the Subadviser, the Co-Managers will pay the Subadviser an advisory fee on the net asset value of the Allocated Assets managed by the Subadviser that is equal, on an annualized basis, to the following:

Advisory Fee
N/A (See Item 1 of Schedule A above)

3. Additional Services. As compensation for the Additional Services provided by the Subadviser, the Co-Managers will pay the Subadviser an advisory fee on the net asset value of the portfolio to which the Additional Services relate that is equal, on an annualized basis, to the following:

Advisory Fee
N/A (See Item 1 of Schedule A above)

Dated as of March 1, 2013.